Exhibit 99.1

DeVry Education Group Announces Death of Board Chair Connie Curran

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--November 11, 2014--DeVry Education Group (NYSE:DV), a global provider of educational services, announced today with great sadness the death of Dr. Connie Curran, board chair of DeVry Group, on Monday, Nov. 10. She was 67 years old.

“Connie joined our board in 2003 and became board chair in 2013,” said Daniel Hamburger, president and CEO. “Her vision and experience in board governance was a tremendous asset to DeVry Group. We lost a great lady and a wonderful leader. She will be greatly missed.”

Lyle Logan, a director since 2007 and chair of DeVry Group’s nominating and governance committee, has assumed the role of interim board chair until Dr. Curran’s successor is appointed.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting and finance. For more information, please visit http://www.devryeducationgroup.com.

CONTACT:
DeVry Education Group
Media contact:
Ernie Gibble
egibble@devrygroup.com
630-353-9920
or
Investor contact:
Joan Walter
jwalter@devrygroup.com
630-353-3800